Exhibit 5.1

Direct tel	+852 2971 3008
Email	greg.knowles@maplesandcalder.com
Agria Corporation
Room 706, 7/F, Huantai Building
No. 12A, South Street Zhongguancun
Haidian District, Beijing 100081
People’s Republic of China
18 August 2008
Dear Sirs
Agria Corporation
We have examined the Registration Statement on Form S-8 to be filed by Agria Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of up to 15,000,000 ordinary shares of par value US$0.0000001 each in the capital of the Company (the “Shares”) for issuance pursuant to the following plan (the “Plan”):
Agria Corporation 2007 Share Incentive Plan
As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.
It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to the administration of the Plans) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued as fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.
Yours faithfully
/s/ Maples and Calder
Maples and Calder